Exhibit 99.1

For Immediate Release

Contacts:	Norman Black, UPS PR	Ira Rosenfeld, Overnite PR
	404-828-7593	804-291-5362
	Teresa Finley, UPS Inv. Rel.	Mike Mahan, Overnite Inv. Rel.
	404-828-7359	804-231-8852

UPS ADDS GROUND FREIGHT OPTIONS

BY ACQUIRING OVERNITE CORP.

ATLANTA, May 16, 2005 – UPS (NYSE:UPS) and Overnite Corporation (NASDAQ: OVNT) today jointly announced a definitive agreement for UPS to acquire Overnite for $43.25 per share, or approximately $1.25 billion in cash.

The transaction will allow UPS to expand its service portfolio by offering a variety of less-than-truckload (LTL) and truckload (TL) services to its North American customers. It also will immediately position UPS as a top U.S. LTL carrier and comes just five months after the company expanded its air freight services by acquiring Menlo Worldwide Forwarding.

The acquisition, expected to close during the third quarter of 2005, is an all-cash transaction that will require regulatory approvals and the approval of Overnite’s shareholders. The Overnite Board of Directors has unanimously approved the agreement and recommended approval by its shareholders.

Based in Richmond, Va., Overnite reported net income of $63.3 million in 2004 on revenue of $1.65 billion. The carrier serves more than 60,000 customers in the LTL and TL segments with operations in the U.S., Canada, Mexico, Puerto Rico, Guam and the U.S. Virgin Islands.

“Overnite is a perfect strategic fit for our company,” said Mike Eskew, UPS chairman and CEO. “We want to offer our customers the broadest portfolio of transportation and logistics services available from a single source and this is an important capability that we needed to have.

“Overnite is a successful, well-run company with excellent growth prospects and has a strong culture and world-class employee base that complement our organization,” Eskew added.

Overnite’s management team is expected to remain in place to run the business.

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“This is an exciting time for Overnite and its customers and employees,” added Leo Suggs, Overnite’s chairman, CEO and president. “We are pleased that UPS recognizes our commitment to quality service, our broad nationwide coverage and a trained and motivated workforce. We are confident in our ability to help UPS broaden its diverse service portfolio to its customers.”

With the addition of Overnite, UPS will become a top motor freight carrier with expanded services that will help customers more easily synchronize the movement of goods, information and funds. The single-source solutions offered by UPS now will include a full suite of heavy freight services via air, ground and ocean.

Overnite Corp. is one of America’s leading less-than-truckload carriers with a 70-year heritage. Its principal operating company, Overnite Transportation Company, operates in all 50 states, Canada, Puerto Rico, Guam, the U.S. Virgin Islands and Mexico. Its other operating company, Motor Cargo, is a regional less-than-truckload carrier primarily serving the western United States, Canada and Mexico. Together, they form one of the largest less-than-truckload carriers in the United States with over 200 service centers and 14,200 employees.

UPS is the world’s largest package delivery company and a global leader in supply chain services, offering an extensive range of options for synchronizing the movement of goods, information and funds. Headquartered in Atlanta, Ga., UPS serves more than 200 countries and territories worldwide. UPS’s stock trades on the New York Stock Exchange (UPS) and the company can be found on the Web at UPS.com.

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Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and Overnite and their management regarding the companies’ strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including the risks discussed in the companies’ Forms 10-K and other filings with the Securities and Exchange Commission (SEC), which discussions are incorporated herein by reference.

Additional Information about the Merger

In connection with the merger, Overnite will file with the SEC a proxy statement. In addition, UPS and Overnite will file other relevant documents concerning the merger with the SEC. We urge investors to read the proxy statement and any other relevant documents when they become available because they will contain important information about UPS, Overnite and the merger. Investors will be able to obtain the documents free of charge at the SEC’s Web site, http://www.sec.gov. Documents filed by UPS with the SEC can be obtained by contacting UPS at the following address and telephone number: 55 Glenlake Pkwy. NE, Atlanta, GA 30328, 404-828-6000. Documents filed by Overnite with the SEC can be obtained by contacting Overnite at the following address and telephone number: 1000 Semmes Ave., Richmond, VA 23224, 804-231-8852. We urge you to read the proxy statement and any other relevant documents when they become available carefully before making a decision concerning the merger.

Overnite and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Overnite in connection with the merger. Information about the directors and executive officers of Overnite and their ownership of Overnite common stock is set forth in the proxy statement, dated March 14, 2005, for Overnite’s 2005 annual meeting of shareholders, as filed with the SEC. Additional information regarding the interests of such participants may be obtained by reading the proxy statement when it becomes available.